Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-259265 and 333-251394) and Form S-8 (Nos. 333-263665, 333-263664, 333-263662, 333-252647, 333-251904 and 333-250179) of Liquidia Corporation of our report dated March 20, 2023 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Raleigh, North Carolina
March 20, 2023